PRIVATE AND CONFIDENTIAL

October 8, 2014

RE:    Offer of Employment

Dear Lisa:

We are pleased to offer you the position of Executive Vice President, Human Resources, reporting directly to Greg Dougherty, CEO. We believe that you will bring great value to Oclaro, and we are excited about you joining our team.

Your base compensation for the regular, full-time, exempt position will be at the annualized rate of $260,000.00. Such rate may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. Applicable payroll deductions as required by state and federal law will be withheld from your paycheck, along with any mandatory or voluntary deductions that you authorize. The Company issues payroll on a bi-weekly basis. Your compensation package also includes:

1.Eligibility to participate in the Company’s Variable Pay Scheme, which is a discretionary arrangement that is based on Company performance on specific objectives. Your target participation level will be 50 % of your base compensation. If you are not actively employed with the Company as of the payment date, you will not be eligible to receive any variable pay, and no right to such variable pay will have accrued. Details of the Variable Pay Scheme will be provided to you by Human Resources. The Company reserves all rights to terminate, amend, suspend, withdraw or modify the Variable Pay Scheme at any time.

2.Participation in the Company’s Benefits Program is effective on your first day of employment. A Benefits Summary is enclosed. Further details will be provided to you by Human Resources at the New Hire Orientation.

3.As a Vice President, you will also be entitled to our Vice President Change in Control Agreement. Further details on this will be shared with you at the start of your employment with the Company.

4.Subject to formal approval by the Board of Directors (the "Board"), the position being offered to you includes 60,000 Restricted Stock (Unit) (RSU or RSA) of the Company under the terms of the 2004 Amended and Restated Oclaro Stock Incentive Plan and any other policies, laws or rulings that may govern the (RSU/RSA) and its issuance. The grant date of the (RSU/RSA) will be on the 10th day of the month following the month of your first date of employment. The first 25% of the (RSU/RSA) will vest on or before the first anniversary of the grant date. Specifically, the 25% vesting will occur on the February 10th, May 10th, August 10th or November 10th which occurs on or immediately preceding the one year anniversary of the date of grant. Thereafter, 6.25% of the (RSU/RSA) will vest each February 10th, May 10th, August 10th and November 10th over the following three years of continuous service to the Company. All vesting will cease upon termination of employment.

5.Additionally, subject to formal approval by the Board of Directors (the "Board"), the position being offered to you includes a stock option to own 60,000 shares under the terms of the Company’s plan and any other policies, laws or rulings that may govern the stock options and their issuance. The exercise price of the options will be the market price at the time of formal Board approval. The stock options will vest over a four year period, with twenty-five (25%) percent vesting after the first year and the balance vesting monthly over the following three years, however, all vesting will cease upon termination of employment at will.

Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your hire date. To verify your identity, we have enclosed a list of acceptable documents for the I-9 which you will complete at the New Hire Orientation. If you anticipate having difficulty producing the required documents, please contact the Human Resources Department at (408) 919-6070.

This agreement represents the entire agreement and the understanding between you and the Company as to the subject matter hereof and supersede all prior contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this agreement shall be binding, unless in writing and signed by duly authorized representatives of the company and yourself.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

To accept this offer, subject to the foregoing conditions and the other conditions set forth herein, please sign in the space provided below, and return the signed letter to me by close of business on Friday, October 15, 2014. I have enclosed a copy of the Offer Letter for your records.

This employment opportunity is contingent upon the completion of an application for employment, satisfactory references and background checks and upon your signature of the Oclaro, Inc. Employment Agreement that will be distributed and reviewed in the New Hire Orientation.

Any future employment at the Company is subject to the terms and conditions of the Company and is terminable at will by either the employee or the Company. Further details will be provided to you by Human Resources. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

Except as otherwise specifically provided for in the Executive Severance and Retention Agreement between you and Oclaro, if any, the offer outlined in this Offer Letter contains the entire agreement between you and the Company and constitutes the complete, final and exclusive embodiment of the subject matter herein. This Offer Letter is executed without reliance upon any promise, warranty, or representation by the Company or any representatives of the Company not expressly contained herein. This Offer Letter may not be modified unless in writing signed by the Company’s Chief Executive Officer, except that the policies of the company may be modified from time to time with reasonable advance notice.

We look forward to your joining Oclaro and hope that you find your employment with the Company enjoyable and professionally rewarding.

Yours Sincerely,

/s/ GREG DOUGHERTY

Greg Dougherty
CEO

I HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT. I FULLY INTEND TO COMPLY WITH, AND BE BOUND BY, THE PROVISIONS SET FORTH HEREIN.

I accept this offer of employment with Oclaro, Inc. and will begin work on or before November 17, 2014.

I AM NOT RELYING ON ANY REPRESENTATIONS OTHER THAN AS SET FORTH ABOVE.

Signed: /s/ LISA PAUL___________________________              Date: 10/14/14
Lisa Paul